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                                                                 EXHIBIT 10.23.5

           Amendment No. 2 to Telect, Inc. 2000 Equity Incentive Plan

The Telect, Inc. 2000 Equity Incentive Plan (the "Plan") is hereby amended as follows.

1. Section 10.3 of the Plan is hereby amended and restated in its entirety to read as follows:

        Each Outside Director Option shall terminate and cease to be exercisable on the date six (6) years after the date of the grant of the Outside Director Option unless earlier terminated pursuant to the terms of the Plan or the Option Agreement.

        IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth Amendment No. 2 to the Telect, Inc. 2000 Equity Incentive Plan as duly adopted by the Board effective as of November 8, 2000.